Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 8, 2007 relating to the financial statements of HCM Acquisition Company, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
Dallas, TX
October 8, 2007